EXHIBIT 11

                           KENAN TRANSPORT COMPANY
             Statement Re Computation of Per Share Earnings
                (In thousands, except per share data)

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                                                    Three Months Ended                  Six Months Ended
                                                         June 30,                           June 30,
                                                   --------------------               --------------------
                                                  1999              1998             1999              1998
                                               -------------------------------------------------------------

Net Income                                     $     1,066       $    1,154       $     2,371       $    2,329
                                               ===============================================================

Weighted Average Shares:

    Beginning basic shares outstanding               2,422            2,400             2,422            2,395

    Shares issued under executive
      incentive plan                                    --               14                --                9
                                               ----------------------------------------------------------------
    Basic shares outstanding                         2,422            2,414             2,422            2,404

    Dilutive effect of outstanding options              --                3                --                1
                                               ----------------------------------------------------------------
    Diluted shares outstanding                       2,422            2,417             2,422            2,405
                                               ================================================================

Basic and diluted earnings per share           $       .44       $      .48       $       .98       $      .97

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